EXHIBIT 1
                                                                    Page 1 of 5

                                CSW CREDIT, INC.
                                  BALANCE SHEET
                             AS OF DECEMBER 31, 1997
                             (THOUSANDS, UNAUDITED)

                                      ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                         $51
     Accounts receivable, net of allowance for doubtful
         accounts of $ 5,183                                       706,197
                                                                  --------

            Total current assets                                   706,248

OTHER ASSETS:
     Deferred income taxes                                           3,346
     Other                                                           3,114
                                                                  --------

            Total other assets                                       6,460

            Total assets                                          $712,708
                                                                  ========


                      LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
     Short-term debt                                              $636,550
     Deferred credits                                               14,310
     Unearned revenue                                                4,576
     Other liabilities                                               3,098
                                                                  --------

            Total current liabilities                              658,534

STOCKHOLDER'S EQUITY:
     Common stock, no par; authorized 1,000 shares;
         issued and outstanding 245 shares                               1
     Paid-in capital                                                54,173
                                                                  --------

            Total stockholder's equity                              54,174
                                                                  --------

            Total liabilities and stockholder's equity            $712,708
                                                                  ========


                     The accompanying notes to the financial
                    statements are an integral part of these
                                   statements.
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                                                                     EXHIBIT 1
                                                                    Page 2 of 5

                                CSW CREDIT, INC.
                              STATEMENTS OF INCOME
                        FOR THE PERIODS ENDED DECEMBER 31
                             (THOUSANDS, UNAUDITED)


                                      Three Months Ended    Twelve Months Ended
                                        1997      1996        1997        1996
                                      -------   --------    --------    -------

REVENUES                              $21,512    $15,382     $77,703    $66,320
                                      -------   --------    --------    -------

OPERATING EXPENSES:
     Interest                          10,960      9,272      38,976     38,977
     Provision for bad debts            4,852      3,582      21,074     14,112
     Credit line fees                     183        188         858        924
     General and administrative           219        211          78        882
                                      -------   --------    --------    -------

                                       16,214     13,253      60,986     54,895
                                      -------   --------    --------    -------

OPERATING INCOME                        5,298      2,129      16,717     11,425
                                      -------   --------    --------    -------

OTHER INCOME AND DEDUCTIONS:
     Interest income                       26         24          63        179
     Tax benefit of parent
        company loss                      138         26         326        122
                                      -------   --------    --------    -------

                                          164         50         389        301
                                      -------   --------    --------    -------

INCOME BEFORE FEDERAL INCOME TAXES      5,462      2,179      17,106     11,726
                                      -------   --------    --------    -------

FEDERAL INCOME TAXES:
     Current                            1,626       (243)      6,563      3,064
     Deferred                             237      1,036        (690)     1,036
                                      -------   --------    --------    -------

                                        1,863        793       5,873      4,100
                                      -------   --------    --------    -------

NET INCOME                             $3,599     $1,386     $11,233     $7,626
                                      =======   ========    ========    =======











            The accompanying notes to the financial statements are an
                       integral part of these statements.

                                                                     EXHIBIT 1
                                                                    Page 3 of 5

                                CSW CREDIT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

CSW Credit, Inc. (Company) is a wholly owned subsidiary of Central and South West Corporation (CSW or the Parent Company), whose primary business is to purchase, without recourse, the accounts receivable of certain CSW subsidiary companies and non-affiliated companies. Revenue from affiliated companies in 1997 and 1996 were $33.9 million and $32.2 million, respectively.
Significant accounting policies are summarized below:

REVENUE RECOGNITION

Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are written off when they are determined to be uncollectable.

FEDERAL INCOME TAXES

The Company, together with affiliated companies, files a consolidated Federal income tax return and participates in a tax sharing agreement with the other members of the CSW system. Federal income tax expense resulted in effective rates of 33% and 35% in 1997 and 1996, respectively. The difference in the effective rates is due primarily to consolidated allocations of prior year income tax accruals.

Deferred income taxes resulted primarily from the differences between book and tax deductions for bad debt expense. The Internal Revenue Code provides for tax deductions for bad debts when they are charged off. As a result of a favorable earnings history, the Company did not record any valuation allowance against deferred tax assets at December 31, 1997 and 1996.

STATEMENT OF CASH FLOWS

Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, the Company's temporary cash investments are considered cash equivalents.

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                                                                     EXHIBIT 1
                                                                    Page 4 of 5

RELATED PARTY TRANSACTIONS

Central and South West Services, Inc., a wholly owned subsidiary of CSW, provides administrative services to the Company and is reimbursed for the cost of such services.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

Certain financial statement items have been reclassified to conform to the 1997 presentation.


2.  REGULATION:

The Company is subject to regulation by the Securities and Exchange Commission
(SEC) under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of CSW subsidiary companies' accounts receivable.


3.  SHORT-TERM FINANCING:

The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rates for 1997 and 1996 were 5.6% and 5.5%, respectively. At December 31, 1997, the Company had a revolving credit agreement aggregating $900 million to back up its commercial paper program. The revolving credit agreement expires June 28, 1998 and has a fee of .075% on the commitment. At December 31, 1997, the Company was in compliance with the revolving credit agreement covenants.


4.  HOUSTON LIGHTING & POWER COMPANY:

The Company entered into an agreement with Houston Lighting & Power Company
(HLP) to purchase substantially all of its utility receivables. During the twelve months ended December 31, 1997, and 1996, the Company had average HLP receivables of $383,396,000 and $340,796,000, respectively.

Prior to March 11, 1997, the Company was subject to a SEC restriction (50% Restriction) which required the average amount of non-affiliated accounts receivable outstanding to be less than the average amount of affiliated accounts receivable outstanding for the previous twelve calendar months. The Company received SEC authority to sell excess HLP receivables to third parties in order to maintain the Company's compliance with the 50% Restriction.


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                                                                     EXHIBIT 1
                                                                    Page 5 of 5


On March 11, 1997, the SEC issued an order granting the Company temporary relief from the 50% Restriction. The SEC restriction limits the twelve-month rolling average of HL&P receivables to $450 million and $100 million for other non-affiliated companies. This relief has been granted through December 31, 2000. At December 31, 1997, the Company was in compliance with the provisions set forth by the SEC under the terms of the temporary relief.


5.  FINANCIAL INSTRUMENTS:

CASH, CASH EQUIVALENTS, AND SHORT-TERM DEBT

The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of those instruments.